Vantage Drilling Company Reports Third Quarter 2013 Results

HOUSTON, TX--(MARKET WIRE)-November 7, 2013 -- Vantage Drilling Company ("Vantage" or the "Company") (NYSE MKT: VTG) reports a net income for the three months ended September 30, 2013 of $6.8 million or $0.02 per diluted share as compared to a net loss of $538,000 or $0.00 per diluted share for the three months ended September 30, 2012. The results for the three months ended September 30, 2013 includes a charge of approximately $5.0 million for deferred mobilization costs associated with re-contracting the Sapphire Driller and approximately $1.6 million reduction of estimated taxes.

For the nine months ended September 30, 2013, Vantage reports a net loss of $13.8 million or ($0.05) per diluted share excluding approximately $98.3 million of charges for the early retirement of debt as compared to a net loss of $11.7 million or ($0.04) per diluted share for the nine months ended September 30, 2012. Including the charges for the early retirement of debt, the company reported a loss of $112.1 million or ($0.37) per diluted share for the nine months ended September 30, 2013.

Paul Bragg, Chairman and Chief Executive Officer, commented, "The third quarter marked another important milestone for Vantage as we successfully commenced operations on our third drillship, Tungsten Explorer, in Southeast Asia. With the Sapphire Driller commencing its new eighteen month contract in Gabon this week, we now have contribution from seven rigs for the first time."

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of three ultra-deepwater drillships, the Platinum Explorer, the Titanium Explorer and the Tungsten Explorer, as well as an additional ultra-deepwater drillship, the Cobalt Explorer, now under construction, and four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Public & Investor Relations Contact:

Paul A. Bragg

Chairman & Chief Executive Officer

Vantage Drilling Company

(281) 404-4700

Vantage Drilling Company
Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
Contract drilling services	$ 158,887	$ 105,521	$ 449,354	$ 310,202
Management fees	3,903	966	9,511	4,644
Reimbursables	13,095	5,047	34,658	33,662
Total revenues	175,885	111,534	493,523	348,508
Operating costs and expenses
Operating costs	84,132	52,004	236,566	171,358
General and administrative	8,891	6,622	23,372	18,586
Depreciation	24,886	16,575	74,727	49,519
Total operating costs and expenses	117,909	75,201	334,665	239,463
Income from operations	57,976	36,333	158,858	109,045
Other income (expense)
Interest income	26	15	195	48
Interest expense and other financing charges	(47,379)	(31,583)	(158,296)	(104,518)
Loss on debt extinguishment	-	(2,528)	(98,327)	(2,528)
Other, net	305	(61)	2,195	800
Total other income (expense)	(47,048)	(34,157)	(254,233)	(106,198)
Income (loss) before income taxes	10,928	2,176	(95,375)	2,847
Income tax provision	4,084	2,714	16,766	14,541
Net income (loss)	$ 6,844	$ (538)	$(112,141)	$ (11,694)

Earnings (loss) per share
Basic	$ 0.02	$ 0.00	$ (0.37)	$ (0.04)
Diluted	$ 0.02	$ 0.00	$ (0.37)	$ (0.04)

Vantage Drilling Company
Consolidated Balance Sheet
(In thousands, except par value information)

	September 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$ 67,729	$ 502,726
Restricted cash	3,353	3,515
Trade receivables	144,915	119,452
Inventory	53,090	37,944
Prepaid expenses and other current assets	12,828	25,208
Total current assets	281,915	688,845
Property and equipment
Property and equipment	3,457,772	2,893,837
Accumulated depreciation	(250,571)	(176,331)
Property and equipment, net	3,207,201	2,717,506
Other assets
Investment in joint venture	32,650	31,320
Other assets	96,010	92,536
Total other assets	128,660	123,856
Total assets	$ 3,617,776	$ 3,530,207

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 56,624	$ 50,909
Accrued liabilities	120,090	123,484
Revolving credit agreement	10,000	-
Current maturities of long-term debt	53,500	31,250
Total current liabilities	240,214	205,643
Long-term debt, net of discount of $42,243 and $11,940	2,862,507	2,710,559
Other long-term liabilities	41,548	45,520
Commitments and contingencies
Shareholders' equity
Preferred shares, $0.001 par value, 10,000 shares authorized; none issued or outstanding	-	-
Ordinary shares, $0.001 par value, 500,000 shares authorized; 303,644 and 299,647 shares issued and outstanding	303	299
Additional paid-in capital	895,296	878,137
Accumulated deficit	(422,092)	(309,951)
Total shareholders' equity	473,507	568,485
Total liabilities and shareholders' equity	$ 3,617,776	$ 3,530,207

Vantage Drilling Company
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)
	Nine Months Ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (112,141)	$ (11,694)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	74,727	49,519
Amortization of debt financing costs	9,425	12,617
Amortization of debt discount (premium)	4,605	(3,473)
Non-cash loss on debt extinguishment	6,070	2,528
Share-based compensation expense	5,431	5,808
Deferred income tax expense	858	2,978
Equity in loss of joint venture	345	-
Loss on disposal of assets	114	502
Changes in operating assets and liabilities:
Restricted cash	162	1,150
Trade receivables	(25,463)	(9,382)
Inventory	(15,146)	(9,948)
Prepaid expenses and other current assets	11,709	1,509
Other assets	(6,866)	2,074
Accounts payable	5,715	14,090
Accrued liabilities and other long-term liabilities	(25,146)	(105,126)
Net cash used in operating activities	(65,601)	(46,848)
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(548,621)	(848,939)
Proceeds from sale of property and equipment	2	-
Net cash used in investing activities	(548,619)	(848,939)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of senior secured notes, net	775,000	837,000
Proceeds from issuance of term loan, net	344,750	-
Proceeds from issuance of senior convertible notes	100,000	50,000
Repayment of long-term debt	(1,020,499)	-
Proceeds from revolving credit agreement, net	10,000	-
Debt issuance costs	(30,028)	(38,768)
Net cash provided by financing activities	179,223	848,232
Net decrease in cash and cash equivalents	(434,997)	(47,555)
Cash and cash equivalents-beginning of period	502,726	110,031
Cash and cash equivalents-end of period	$ 67,729	$ 62,476